Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:	Media Contacts:
Todd Fromer / Garth Russell	Erika Kay
KCSA Strategic Communications	KCSA Strategic Communications
212-896-1215 / 212-896-1250	212-896-1208
tfromer@kcsa.com / grussell@kcsa.com	ekay@kcsa.com

Authentidate Holding Corp. Announces Results From

Annual Meeting of Stockholders

BERKELEY HEIGHTS, NJ, May 2, 2008 – Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of secure workflow management software and web-based services, today announced the results from the Company’s Annual Meeting of Stockholders held on Friday, May 2, 2008, at the Grand Hyatt located in New York.

Stockholders approved the election of the following individuals to serve on Authentidate’s Board of Directors: F. Ross Johnson, J. Edward Sheridan, Charles C. Johnston, J. David Luce, Ranjit C. Singh and John J. Waters.

Following the formal business of the meeting, the Company discussed recent business developments and provided a brief presentation regarding the strategic changes that have been implemented this year. Archives of the webcast and presentation are available on Authentidate’s website, www.authentidate.com. To access the archived webcast and presentation, click the “About Us” link on the Company’s website, followed by “Investor Relations” on the drop-down menu and then the “Audio Archives” link.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure workflow management software and web-based services. The company’s automated and trusted workflow solutions enable enterprises and office professionals to employ rules-based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax based communication capabilities. Customer benefits from the company’s offerings include reduced costs, improved productivity and service levels, automated audit trails, enhanced compliance with regulatory requirements and the reduction of paper-based processes. The company has offices in the United States and Germany. In the United States we offer our patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).

For more information, visit the company’s website at http://www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Authentidate is a registered trademark of Authentidate Holding Corp. Inscrybe is a trademark of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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